Exhibit 99.1

SOURAV GHOSH Chief Financial Officer (240) 744-5267	TEJAL ENGMAN Investor Relations (240) 744-5116 ir@hosthotels.com

Host Hotels & Resorts Announces Controller Transition and Promotions

BETHESDA, Md. – October 6, 2020 – Host Hotels & Resorts, Inc. (NYSE: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced that Joseph Ottinger, the Company’s assistant controller, has been appointed as senior vice president effective October 5, 2020. Mr. Ottinger will succeed Brian Macnamara as senior vice president and corporate controller, when Mr. Macnamara retires from the Company at year end. To ensure a smooth transition, Mr. Macnamara will serve as a senior advisor to the company through July 1, 2021.

The Company also announced that Tejal Engman, vice president, investor relations, has been promoted to senior vice president, investor relations, effective October 5, 2020. Ms. Engman joined Host in 2019 with more than 15 years of experience in investor relations, finance and business development.

James F. Risoleo, Host’s president and chief executive officer said, “I am pleased to congratulate Joe and Tejal on their new positions. Joe’s deep financial expertise and extensive knowledge of our business make him uniquely qualified to serve as corporate controller, and Tejal has capitalized on her experience and brought new ideas to transform our investor relations function over the past year. I look forward to continuing to work closely with them as we navigate the current operating environment and execute on our strategic priorities to deliver both near- and long-term value to our shareholders and other stakeholders.”

Mr. Risoleo continued, “On behalf of the Board and leadership team, I thank Brian for his contributions to Host during his outstanding 25-year career. We have benefitted greatly from Brian’s leadership and insights, including in his recent role as principal financial officer, and we wish him all the best in his retirement.”

About Joseph Ottinger

Mr. Ottinger currently serves as Host’s vice president, assistant controller. He has primary responsibility for overseeing SEC reporting, technical accounting and hotel reporting and analysis. Mr. Ottinger previously served as vice president, financial reporting from 2012 through 2016. He joined the Company in 1999 and has held a series of positions with increasing financial reporting responsibilities within the Company’s finance organization throughout his tenure. Mr. Ottinger maintains his accreditation as a Certified Public Accountant in the State of Maryland and began his career as an auditor with Arthur Andersen, LLP. He earned his Bachelor of Science in Accounting from American University and holds an MBA from Georgetown University.

About Tejal Engman

Ms. Engman joined Host in 2019 and is responsible for the Company’s investor relations function. Prior to joining Host, Ms. Engman was the vice president of investor relations at Washington REIT. She began her career in institutional equity research sales and worked at Citigroup, JPMorgan and Deutsche Bank. Ms. Engman holds a Bachelor of Science from The London School of Economics.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 75 properties in the United States and five properties internationally totaling approximately 46,700 rooms. The Company also holds non-controlling interests in six domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	OCTOBER 6, 2020

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